Filed pursuant to Rule 433 Registration Statement No. 333-131266 Relating to Preliminary Pricing Supplement No. 88 dated July 27, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – August 24, 2006
PLUS due November 20, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Performance of a Basket of Asian Indices
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)

Issue Price	:	$10 per Note

Leverage Factor	:	300%

Initial Index Value	:	10

Basket Indices and Bloomberg Symbol	:	Percentage Weighting	Initial Index Closing	Multiplier
			Value
FTSE/Xinhua China 25 Index (XIN0I)	:	25.0%	11,640.49	0.000214768
Kospi 200 Index (KOSPI2)	:	25.0%	172.92	0.014457553
MSCI Taiwan Index (MXTW)	:	25.0%	270.01	0.009258916
Tokyo Stock Price Index (TPX)	:	25.0%	1,619.81	0.001543391
		The information above includes the corrected Initial Index Closing Value and Multiplier for the MSCI Taiwan Index (MXTW)

Maximum Payment at Maturity	:	$12.10

Aggregate Principal Amount	:	$8,000,000

Pricing Date	:	August 24, 2006

Original Issue Date (Settlement Date)	:	August 31, 2006

Index Valuation Date	:	November 16, 2007

Listing	:	None

CUSIP	:	61747S819

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$0.15 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The “FTSE/Xinhua China 25 Index® is a service mark of FTSE/Xinhua China Index Limited and has been licensed for use by Morgan Stanley.

“Kospi 200 Index” is a service mark of the Korean Stock Exchange and has been licensed for use by Morgan Stanley.

“MSCI Taiwan Index” is a service mark of MSCI and has been licensed for use by Morgan Stanley.

“TOPIX®” and “TOPIX Index®” are registered trademarks of the Tokyo Stock Exchange, Inc. and have been licensed for use by Morgan Stanley.

“Performance Leveraged Upside Securities” and “PLUS” are our service marks. The PLUS based on the FTSE/Xinhua China 25 Index, Kospi 200 Index, MSCI Taiwan Index, and TOPIX Index are not sponsored, endorsed, sold or promoted by FTSE/Xinhua, Korean Stock Exchange, MSCI, and the Tokyo Stock Exchange and each makes no representation regarding the advisability of investing in the PLUS.

Pricing Supplement No. 88 dated August 24, 2006
Prospectus Supplement for PLUS dated February 21, 2006
Prospectus dated January 25, 2006